Exhibit 99.1

Contact: Whirlpool Corporation
Media: Whirlpool Corporation Press Office, 269/923-7405
Media@Whirlpool.com
Financial: Joseph Lovechio, 269/923-2641
Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS
SECOND-QUARTER 2012 RESULTS

Margin Expansion
Led by North America and Latin America Ongoing Business Operations

Reaffirming Full-Year Guidance

BENTON HARBOR, Mich., July 24, 2012 - Whirlpool Corporation (NYSE: WHR) announced today second-quarter GAAP net earnings of $113 million, or $1.43 per diluted share, compared to a net loss of $(161) million, or $(2.10) per diluted share reported during the same period last year. The year-over-year change in GAAP earnings included lower legacy expenses partially offset by lower tax credits. On an adjusted basis, diluted earnings per share(1) almost doubled to $1.55 compared to $0.81 in the prior year driven by continued improvement in product price/mix and cost and capacity-reduction initiatives.

Sales, in constant currencies, were up approximately 2 percent. Excluding the impact of both foreign currency and lower Brazilian (BEFIEX) tax credits, net sales increased more than 3 percent driven primarily by strong product price/mix. On a reported basis, sales in the quarter were $4.5 billion, compared to $4.7 billion in 2011.

“Our North America and Latin America businesses continue to perform extremely well and we are pleased with our financial performance through the first half of the year,” said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation. “Our ongoing business operating performance is well ahead of last year offsetting lower industry demand, volatile foreign currency and material inflation. We remain positive regarding our underlying business performance and are optimistic on recent U.S. housing trends exiting the second quarter.”

Second-quarter GAAP operating profit totaled $195 million compared with $223 million in the prior year primarily driven by positive product price/mix which was more than offset by reduced monetization of Brazilian (BEFIEX) tax credits, higher restructuring expense, unfavorable currency, lower industry demand and higher material costs. On an adjusted basis, second-quarter operating profit(2) totaled $223 million, approximately 5 percent of sales, and was up significantly from the $158 million, or approximately 3 percent of sales, reported in the prior year. Continued improvement in product price/mix and cost and capacity-reduction initiatives positively impacted results during the quarter. Strong profitability improvement in the North America and Latin America regions was partially offset by weak economic conditions in Europe.

During the six months ended June 30, 2012, the company reported cash flow used in operating activities of $(355) million compared to cash flow used in operating activities of $(234) million in the prior-year period. Current year results include a $275 million non-recurring settlement for a Brazilian collection dispute, $98 million in U.S. pension contributions and $68 million in restructuring cash.

OUTLOOK
Whirlpool Corporation continues to expect full-year diluted earnings per share of $5.00 to $5.50 and ongoing business operations diluted earnings per share(1) of $6.50 to $7.00, both of which assume a full-year effective tax rate of 25 percent.

	2012* EPS Outlook
GAAP EPS	$5.00	—	$5.50
Restructuring Expense ($250M - $270M)	2.30	—	2.50
Brazilian (BEFIEX) Tax Credits ($60M - $80M)	(0.80)	—	(1.00)
Benefit Plan Curtailment Gain ($49M)	(0.39)	—	(0.39)
Antitrust Resolutions ($8M)	0.10	—	0.10
Investment Impairment ($7M)	0.09	—	0.09
Normalized Tax Rate Adjustment	0.20	—	0.20
Ongoing Business Operations EPS(1)	$6.50	—	$7.00

*The U.S. energy tax program concluded at the end of 2011. 2012 outlook does not include energy tax credits.

The company continues to expect to generate free cash flow(3) between $100 million and $150 million. Included in this guidance is the $275 million final installment to settle the Brazilian collection dispute, $110 million for antitrust payments, pension contributions of up to $250 million and restructuring cash outlays of up to $280 million.

"Strong cash generation from our business is expected to more than offset these legacy liabilities, fund our cost and capacity-reduction initiatives and fuel new product innovation," said Fettig. "Our expanding operating margins and the conclusion of payments for legacy liabilities position us well for generating strong cash flow in the second half of the year and into 2013."

SECOND-QUARTER REGIONAL REVIEW

Whirlpool North America
Second-quarter sales of $2.5 billion increased 4 percent from the prior year. Overall, North America unit shipments decreased approximately 2 percent, with U.S. industry unit shipments of major appliances (T7)(4) increasing approximately 1 percent.

The North America region reported operating profit of $235 million compared to $76 million in the previous year. On an adjusted basis, operating profit(5) of $186 million, approximately 8 percent of sales, more than doubled versus the $76 million, or approximately 3 percent of sales, reported in the prior year. Strong continued margin improvements were driven by product price/mix and cost and capacity-reduction initiatives which more than offset lower production levels and higher material costs.

Based on the current economic outlook, the company now expects full-year 2012 U.S. industry unit shipments to be flat to down 2 percent.

Whirlpool Latin America
Whirlpool Latin America reported second-quarter sales of $1.2 billion compared to $1.3 billion in the prior-year period. Excluding currency translation and Brazilian (BEFIEX) tax credits, sales increased more than 8 percent on slightly higher volumes.

The region reported operating profit of $103 million compared to $166 million in the previous year. During the 2012 and 2011 quarters, the company monetized $2 million and $79 million of Brazilian (BEFIEX) tax credits, respectively. On an adjusted basis, operating profit(5) totaled $101 million, approximately 9 percent of sales, versus $87 million, approximately 7 percent of sales, in the prior year. Favorable product price/mix was partially offset by unfavorable currency and lower monetization of Brazilian (BEFIEX) tax credits.

The company now expects full-year 2012 appliance industry shipments in the Latin America region to increase in the 5 to 7 percent range.

Whirlpool Europe, Middle East and Africa
Whirlpool Europe, Middle East and Africa reported second-quarter sales of $692 million versus $841 million in the prior year. Excluding currency translation, sales decreased approximately 7 percent. Unit shipments for the region decreased 7 percent.

Operating loss of $(26) million was down from the $20 million operating profit in the prior-year period. Favorable cost and capacity-reduction initiatives were more than offset by unfavorable currency and continued weak consumer demand across the Euro zone which also resulted in lower production across the region.

The company continues to expect full-year 2012 industry unit shipments to decrease in the range of 2 to 5 percent.

Whirlpool Asia
Whirlpool Asia reported second-quarter sales of $241 million versus $257 million in the prior year. Excluding the impact of currency, sales increased 6 percent. Asia unit shipments increased 1 percent.

Operating profit of $14 million in the second quarter was flat compared to the prior-year period. Favorable product price/mix was offset by unfavorable currency and higher material costs.

The company now expects full-year 2012 industry unit shipments in Asia to be flat to up 2 percent.

(1) A reconciliation of ongoing business operations/adjusted diluted earnings per share, non-GAAP financial measures, to reported diluted earnings per share and other important information, appears on page 12.
(2) A reconciliation of ongoing business operations/adjusted operating profit, non-GAAP financial measures, to reported operating profit and other important information, appears on page 12.
(3) A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by / (used in) operating activities and other important information, appears on page 14.
(4) T7 refers to the following household appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors.
(5) A reconciliation of ongoing business operations/adjusted operating profit by segment, non-GAAP financial measures, to reported operating profit by segment and other important information, appears on page 13.

SECOND-QUARTER 2012 PRODUCT LAUNCHES
Whirlpool North America Region launched:

•	The Whirlpool brand launched several innovative cooking products during the quarter, including:

•	Double wall ovens with the industry-first innovative FIT system with adjustable feet and trim options that make replacing a wall oven easier with an existing cabinet configuration.

•
The TimeSavor Ultra pure convection feature in double wall ovens that offers a rear fan and a third heating element to distribute heated air in four directions, achieving better multi-rack cooking performance.

•
A gas range with Rapid Preheat option that saves time when single-rack baking with 25 percent faster preheating, compared to three-rack models without this option, and the brand's most energy-efficient self-cleaning cycle available with AquaLift self-clean technology.

•	An induction range that features an Induction Boost element to boil water in half the time and the AccuBake temperature management system that delivers uniform baking results every time.

•	A microwave hood combination with the industry's first silver metallic, non-stick interior, making cleaning splatters quick and easy.

•
Two Whirlpool brand ENERGY STAR® qualified dishwasher models featuring the Sensor Cycle that automatically selects the right wash and dry settings for each load, cleaning tough soils 35 percent better than previous wash systems while using just the right amount of time, energy and water.

•
Maytag brand wall ovens with the industry-first innovative FIT system of adjustable inserts and trim options allows homeowners to customize installation of select models to their existing cabinet, avoiding costly remodeling.

•
The first Amana brand ENERGY STAR® qualified high-efficiency top-load washer, which uses up to 73 percent less water and 84 percent less energy compared to pre-2004 traditional top-load washers using the normal cycle.

Whirlpool Latin America Region launched:

•
The Brastemp brand Inverse Maxi refrigerator with a LED touch screen and Internet connection that allows consumers to create shopping lists at their refrigerator and then transfer the lists to their cellular phones.

Whirlpool Europe, Middle East and Africa Region launched:

•	Bauknecht brand LUMiQ refrigerators with a ShockFreeze compartment featuring exclusive technology that prevents freezer burn.

•
The Bauknecht brand front-load laundry pair with ECO monitor for exceptional cleaning with less energy consumption. The washer is the only appliance certified by TÜV (Technischer Überwachungsverein) for high quality, durability and reliability. TÜV independently tests product quality against rigorous international standards.

•	A Bauknecht brand dishwasher with PowerClean+, which provides exceptional cleaning without pretreating or rinsing.

Whirlpool Asia Region launched:

•	Whirlpool brand 4-door French-door refrigerator in China, featuring an external electronic control system and sunshine simulation by LED lighting for longer fruit and vegetable preservation.

•
Whirlpool brand Neo iChill frost-free energy-efficient refrigerators that chills bottles 40 percent faster than standard refrigerators. The products also retain cooling for 25 percent longer during power outages.

SECOND-QUARTER 2012 AWARDS AND ACCOMPLISHMENTS

•
Whirlpool Corporation was named one of Corporate Responsibility Magazine's 100 Best Corporate Citizens for the 10th consecutive year. Whirlpool ranked No. 69 on the magazine's 13th annual list, which is regarded as the top corporate responsibility ranking based on publicly available information.

•
Whirlpool Canada was awarded the 2012 ENERGY STAR Manufacturer of the Year award by Natural Resources Canada (NRCAN). The award recognizes the company's leadership in offering consumers energy and water efficiency through its leading home appliance brands. This is Whirlpool Canada's ninth ENERGY STAR award and fourth consecutive Manufacturer of the Year win.

•
Whirlpool Corporation-manufactured French door and bottom-mount Whirlpool, Maytag and KitchenAid brand refrigerators were the first in the industry to achieve Sustainability Standard certification for Household Refrigeration Appliances from Underwriters Laboratories.

•
The Bauknecht brand received a total of three Plus X “Best Product of the Year 2012” Award seals for its innovative, consumer-friendly refrigerators. The Plus X Award is Europe's biggest technology competition, bestowing awards for excellence in innovation, design, ease of use/functionality, ergonomics and ecology.

•	Whirlpool India received the top honor in the ninth National Award for Excellence in Cost Management from the Institute of Cost and Works Accountants of India.

•	Consumidor Moderno magazine in Brazil recognized Whirlpool Corporation as the most innovative company in the client support category.

About Whirlpool Corporation
Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances, with annual sales of more than $19 billion in 2011, 68,000 employees, and 65 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:
This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) Whirlpool's ability to continue its relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (3) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (4) inventory and other asset risk; (5) global, political and/or economic uncertainty and disruptions, especially in Whirlpool's significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks; (6) The impact of the European debt crisis; (7) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, price increases, leveraging of its global operating platform, and acceleration of the rate of innovation; (8) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (9) litigation and legal compliance risk and costs, especially costs which may be materially different from the amount we expect to incur or have accrued for; (10) product liability and product recall costs; (11) the effects and costs of governmental investigations or related actions by third parties; (12) Whirlpool's ability to obtain and protect intellectual property rights; (13) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (14) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and post retirement benefit plans; (15) information technology system failures and data security breaches; (16) the impact of labor relations; (17) our ability to attract, develop and retain executives and other qualified employees; (18) changes in the legal and regulatory environment including environmental and health and safety regulations; and (19) the ability of Whirlpool to manage foreign currency fluctuations. Additional information concerning these and other factors can be found in Whirlpool Corporation's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

WHIRLPOOL CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)
FOR THE PERIOD ENDED JUNE 30
(Millions of dollars, except per share data)

	Three Months Ended		Six Months Ended
	2012	2011	2012	2011
Net sales	$4,511	$4,730	$8,860	$9,130
Expenses
Cost of products sold	3,782	4,061	7,480	7,839
Gross margin	729	669	1,380	1,291
Selling, general and administrative	447	425	852	805
Intangible amortization	8	7	15	14
Restructuring costs	79	14	113	22
Operating profit	195	223	400	450
Other income (expense)
Interest and sundry income (expense)	(23)	(538)	(41)	(557)
Interest expense	(48)	(55)	(102)	(109)
Earnings (loss) before income taxes	124	(370)	257	(216)
Income tax expense (benefit)	4	(206)	40	(230)
Net earnings (loss)	120	(164)	217	14
Less: Net earnings (loss) available to noncontrolling interests	7	(3)	12	6
Net earnings (loss) available to Whirlpool	$113	$(161)	$205	$8
Per share of common stock
Basic net earnings (loss) available to Whirlpool	$1.45	$(2.10)	$2.64	$0.10
Diluted net earnings (loss) available to Whirlpool	$1.43	$(2.10)	$2.60	$0.10
Dividends	$0.50	$0.50	$1.00	$0.93
Weighted-average shares outstanding (in millions)
Basic	78.0	76.8	77.7	76.7
Diluted	78.8	76.8	78.8	78.1

Comprehensive income (loss)	$(127)	$(46)	$67	$224

WHIRLPOOL CORPORATION
CONSOLIDATED BALANCE SHEETS
(Millions of dollars, except share data)

	(Unaudited)
	June 30, 2012	December 31, 2011
Assets
Current assets
Cash and equivalents	$426	$1,109
Accounts receivable, net	2,125	2,105
Inventories	2,583	2,354
Deferred income taxes	467	248
Prepaid and other current assets	676	606
Total current assets	6,277	6,422
Property, net	2,955	3,102
Goodwill	1,727	1,727
Other intangibles, net	1,738	1,757
Deferred income taxes	1,678	1,893
Other noncurrent assets	232	280
Total assets	$14,607	$15,181
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,517	$3,512
Accrued expenses	672	951
Accrued advertising and promotions	329	429
Employee compensation	406	365
Notes payable	3	1
Current maturities of long-term debt	510	361
Other current liabilities	623	678
Total current liabilities	6,060	6,297
Noncurrent liabilities
Long-term debt	1,922	2,129
Pension benefits	1,372	1,487
Postretirement benefits	415	430
Other noncurrent liabilities	520	558
Total noncurrent liabilities	4,229	4,604
Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 107 million and 106 million shares issued and 77 million and 76 million shares outstanding, respectively	107	106
Additional paid-in capital	2,227	2,201
Retained earnings	5,049	4,922
Accumulated other comprehensive loss	(1,376)	(1,226)
Treasury stock, 30 million shares	(1,794)	(1,822)
Total Whirlpool stockholders’ equity	4,213	4,181
Noncontrolling interests	105	99
Total stockholders’ equity	4,318	4,280
Total liabilities and stockholders’ equity	$14,607	$15,181

WHIRLPOOL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
SIX MONTHS ENDED JUNE 30
(Millions of dollars)

	2012	2011
Operating activities
Net earnings	$217	$14
Adjustments to reconcile net earnings to cash used in operating activities:
Depreciation and amortization	297	286
Settlement of Brazilian collection dispute	(275)	444
Curtailment gain	(49)	—
Changes in assets and liabilities:
Accounts receivable	(67)	(105)
Inventories	(270)	(199)
Accounts payable	95	33
Accrued advertising and promotions	(97)	(121)
Product recall	—	(13)
Taxes deferred and payable, net	(57)	(305)
Accrued pension and postretirement benefits	(131)	(236)
Employee compensation	94	(85)
Other	(112)	53
Cash used in operating activities	(355)	(234)
Investing activities
Capital expenditures	(187)	(259)
Proceeds from sale of assets	2	20
Investment in related businesses	—	(7)
Other	—	(31)
Cash used in investing activities	(185)	(277)
Financing activities
Proceeds from borrowings of long-term debt	300	300
Repayments of long-term debt	(356)	(306)
Dividends paid	(77)	(71)
Net proceeds from short-term borrowings	2	13
Common stock issued	11	14
Other	(17)	(8)
Cash used in financing activities	(137)	(58)
Effect of exchange rate changes on cash and equivalents	(6)	46
Decrease in cash and equivalents	(683)	(523)
Cash and equivalents at beginning of period	1,109	1,368
Cash and equivalents at end of period	$426	$845

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF INCOME RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions of dollars except per share data)
(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, which we refer to as "ongoing business operations" measures, including adjusted operating profit, adjusted earnings (loss) before income taxes (hereafter referred to as “adjusted earnings (loss) before tax”), adjusted diluted earnings per share available to Whirlpool common stockholders (hereafter referred to as “adjusted diluted earnings per share”), adjusted operating profit by segment (hereafter referred to as “adjusted segment operating profit”), and free cash flow. Ongoing business operations measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing business operations. We believe that these non-GAAP measures provide meaningful information to assist stockholders in understanding our financial results and assessing our prospects for future performance. Management believes adjusted operating profit, adjusted earnings before tax, adjusted diluted earnings per share and adjusted segment operating profit are important indicators of our operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Management believes that free cash flow provides stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported operating profit, earnings before income taxes, diluted net earnings per share available to Whirlpool common stockholders and cash provided by operating activities, the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the following reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Ongoing Business Operations Measures - Adjusted Operating Profit, Adjusted Earnings Before Tax, Adjusted Diluted Earnings Per Share
The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes, and diluted earnings per share available to Whirlpool common stockholders, for the three months ended June 30, 2012.

	Three Months Ended
	June 30, 2012
	Operating Profit	Earnings Before Tax	Diluted Earnings Per Share
Reported GAAP Measure	$195	$124	$1.43
Restructuring Expense (a)	79	79	0.72
Brazilian Tax Credits (BEFIEX) (b)	(2)	(2)	(0.03)
Benefit Plan Curtailment Gain (c)	(49)	(49)	(0.39)
Antitrust Resolutions (d)	—	8	0.10
Investment Impairment (e)	—	7	0.09
Normalized Tax Rate Adjustment (f)*	—	—	(0.37)
Adjusted Non-GAAP measure	$223	$167	$1.55

*In the first quarter of 2012, the company recorded an effective GAAP tax rate of 27 percent. A 4 percent effective GAAP tax rate was recorded in the second quarter driven by the timing of tax planning. The company has made an adjustment to its ongoing business operations EPS in the second quarter to reflect a first half rate of 25 percent which is consistent with the new full-year tax rate assumption.

Ongoing Business Operations Measures - Adjusted Operating Profit, Adjusted Earnings Before Tax, Adjusted Diluted Earnings Per Share

The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes, and diluted earnings per share available to Whirlpool common stockholders, for the three months ended June 30, 2011.

	Three Months Ended
	June 30, 2011
	Operating Profit	Earnings Before Tax	Diluted Earnings Per Share
Reported GAAP Measure	$223	$(370)	$(2.10)
Restructuring Expense (a)	14	14	0.11
Brazilian Tax Credits (BEFIEX) (b)	(79)	(79)	(1.03)
Brazilian Collection Dispute & Antitrust Resolutions (d)	—	522	4.86
Energy Tax Credits ($79M) (g)	—	—	(1.03)
Adjusted Non-GAAP measure	$158	$87	$0.81

Ongoing Business Operations Measures - Adjusted Segment Operating Profit

The reconciliation provided below reconciles the non-GAAP financial measure adjusted segment operating profit with the most directly comparable GAAP financial measure, reported segment operating profit, for the three months ended June 30, 2012.

	Three Months Ended
	June 30, 2012
	Segment Operating Profit	Restructuring Expense (a)	Brazilian Tax Credits (BEFIEX) (b)	Benefit Plan Curtailment Gain (c)	Adjusted Segment Operating Profit
North America	$235	$—	$—	$(49)	$186
Europe, Middle East and Africa	(26)	—	—	—	(26)
Latin America	103	—	(2)	—	101
Asia	14	—	—	—	14
Other/Eliminations	(131)	79	—	—	(52)
Total Whirlpool Corporation	$195	$79	$(2)	$(49)	$223

The reconciliation provided below reconciles the non-GAAP financial measure adjusted segment operating profit with the most directly comparable GAAP financial measure, reported segment operating profit, for the three months ended June 30, 2011.

	Three Months Ended
	June 30, 2011
	Segment Operating Profit	Restructuring Expense (a)	Brazilian Tax Credits (BEFIEX) (b)	Adjusted Segment Operating Profit
North America	$76	$—	$—	$76
Europe, Middle East and Africa	20	—	—	20
Latin America	166	—	(79)	87
Asia	14	—	—	14
Other/Eliminations	(53)	14	—	(39)
Total Whirlpool Corporation	$223	$14	$(79)	$158

Footnotes:

a.
During the second quarters of 2011 and 2012, we recorded restructuring charges of $14 million and $79 million, respectively. The diluted earnings per share impacts are calculated based on income tax impacts of $5 million and $22 million, respectively.

b.
During the second quarters of 2011 and 2012, we monetized Brazilian (BEFIEX) tax credits of $79 million and $2 million, respectively. Brazilian (BEFIEX) tax credits recognized are not subject to income taxes. The diluted earnings per share impact is calculated based on an income tax impact of $0 million.

c.
During the second quarter of 2012, we recognized curtailment gains of $49 million related to a retiree health care plan. The diluted earnings per share impact is calculated based on income tax impact of approximately $19 million.

d.
During the second quarter of 2011, we recognized expenses of approximately $522 million related to the settlement of a previously disclosed Brazilian collection dispute and increased accruals related to the antitrust resolutions. In the second quarter of 2012, we recognized expenses of approximately $8 million related to accruals related to the antitrust resolutions. The diluted earnings per share impacts are calculated based on an income tax impact of approximately $149 million for the second quarter of 2011 and $0 for the second quarter of 2012.

e.
During the second quarter of 2012, we incurred an other-than-temporary impairment charge of a European investment. The diluted earnings per share impact is calculated based on an income tax impact of $0 million.

f.	During the second quarter of 2012, we made an adjustment to tax expense to reflect the expected full-year effective tax rate of 25% for 2012.

g.	During the second quarter of 2011, we earned U.S. energy tax credits of $79 million. The diluted earnings per share impact is calculated based on an income tax impact of $79 million.

Free Cash Flow (2012 Outlook)

As defined by the company, free cash flow is cash provided by operating activities after capital expenditures and proceeds from the sale of assets. The reconciliation provided below reconciles projected 2012 full-year free cash flow with projected cash provided by / (used in) operating activities, the most directly comparable GAAP financial measure.

(millions of dollars)	2012 Outlook*
Cash provided by / (used in) operating activities	$600	-	$700
Capital expenditures and proceeds from sale of assets	(500)	-	(550)
Free Cash Flow	$100	-	$150
*Includes Brazilian collection dispute 2012 payment, antitrust resolutions, restructuring cash payments and pension contributions.

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